EXHIBIT 10(R-5)


     On December 15, 2008, the Board of Directors of EMCOR Group, Inc. determined that the Incentive Plan for Senior Executive Officers (the "Plan") would be suspended so that no phantom stock units would be issued thereunder in respect of incentive awards made for calendar years 2008 and 2009 and, unless it otherwise determines, in respect of incentive awards made for ensuing years. Phantom stock units outstanding under the Plan as of December 15, 2008, which are those issued in respect of incentive awards made for calendar years 2006 and 2007, remain outstanding and are to be paid in accordance with the terms of the Plan.